Exhibit 10.1

AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of this 30th day of July, 2007 by and between Michael E. McGrath (the “Executive”) and i2 Technologies, Inc., a Delaware corporation having its principal offices at One i2 Place, 11701 Luna Road, Dallas, Texas 75234 (the “Company”).

WITNESSTH:

WHEREAS, the Executive has been engaged by the Company as its Chief Executive Officer and President and has served as a member of the Board of Directors of the Company (the “Board”);

WHEREAS, subject only to Section 1(b) below, the Executive wishes to resign from all employee and officer positions and offices with the Company and its subsidiaries and the Company has agreed to accept such resignations;

WHEREAS, the Executive and the Company desire to settle fully and finally all matters between them to date, including, but in no way limited to, any issues that might arise out of the Executive’s employment or the Executive’s resignation therefrom, in accordance with the terms set forth below;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Resignation from Employee and Officer Positions and Continuation of Employment.

(a) The Executive hereby resigns effective July 30, 2007, his positions and offices as the Company’s Chief Executive Officer and President and from all other employee and officer positions and associations of any kind with the Company and its subsidiaries and affiliates.

(b) Notwithstanding the above, the Executive shall remain employed by the Company from the date hereof until October 31, 2007, as the Company’s “CEO Emeritus”, and the Executive hereby further agrees that he shall resign from all employee and officer positions on such date, including, without limitation, as the Company’s “CEO Emeritus”. In such role, the Executive shall not be an officer of the Company and the Executive’s only duties and responsibilities shall be to assist, solely as requested or directed by the Board, the Board (i) in identifying, selecting, recruiting and interviewing candidates to fill the position of Chief Executive Officer of the Company on a permanent basis and (ii) in respect of such other strategic matters as may be determined from time to time by the Board in its sole discretion. Notwithstanding the above, the Board may terminate the employment hereunder of the Executive prior to October 31, 2007 for “Cause,” as that term is defined in the Employment Agreement between the Executive and the Company dated February 27, 2005 and all amendments thereto (the “Employment Agreement”). In addition, the Board may terminate the employment hereunder of the Executive if the Executive breaches or violates any of the provisions of this Agreement or the General Release. The Executive shall faithfully and competently perform the duties and responsibilities set forth herein.

2. Benefits. Subject to the terms of this Agreement, and contingent upon execution (on the date hereof) and effectiveness of the general release attached hereto as Exhibit A, the Executive shall be entitled to receive only (i) the sum of $150,000, $10,000 of which is being paid as consideration for the execution of the general release referred to above, and (ii) a base salary equal to $20,000 per month through and until October 31, 2007, payable in accordance with the Company’s normal payroll practices. The Executive explicitly waives any severance or notice entitlement or any other compensation, rights or entitlements he may have otherwise been entitled to (a) under the Employment Agreement and (b) under any other agreements, programs and plans with or maintained or sponsored by the Company or any subsidiary or affiliate thereof, other than the Executive’s entitlements under Section 1.5.2 of the Employment Agreement and any stock option awards outstanding on the date hereof, in accordance with the terms thereof and the option plan such awards were granted under and as supplemented by this Agreement. The benefits contained in this Section 2 shall be contingent upon the Executive’s compliance with all the terms and provisions of this Agreement, including without limitation the restrictive covenants contained herein, and the effectiveness of the general release referred to above, and the Executive hereby acknowledges and agrees that, except as otherwise provided in this Section 2, he is not entitled to any other remuneration, compensation, equity entitlements or benefits of any kind from the Company or any subsidiary or affiliate thereof.

3. Confidential Information and Non-Disparagement.

(a) Confidential Information. Executive acknowledges that, during his employment and until his Resignation Date, he has and will continue to receive Confidential Information (as defined below) in order to perform his job. Executive agrees that such Confidential Information is of such a sensitive nature that it changes on a continuous basis and that, until the Resignation Date, he will continue to receive Confidential Information which he has never received before. For purposes of this Agreement, “Resignation Date” shall mean October 31, 2007 or the date of such earlier termination of employment by the Company hereunder. The Executive shall not, without the prior express written consent of the Company, directly or indirectly, divulge, disclose or make available or accessible any Confidential Information (as defined below) to any person, firm, partnership, corporation, trust or any other entity or third party (other than when required to do so by a lawful order of a court of competent jurisdiction or any governmental authority or agency). In addition, the Executive shall not create any derivative work or other product based on or resulting from any Confidential Information. The Executive shall also proffer to the Company’s General Counsel, no later than the Resignation Date, and without retaining any copies, notes or excerpts thereof, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information that are in the Executive’s actual or constructive possession or which are subject to his control at such time. For purposes of this Agreement, “Confidential Information” shall mean all information respecting the business and activities of the Company, or any subsidiary or affiliate of the Company, including, without limitation, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of the Company or any subsidiary or affiliate. Notwithstanding the immediately preceding sentence, Confidential Information shall not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of the Executive’s breach of any portion of this Section 3(a)). Additionally, the Executive agrees to continue to comply with the terms and provisions of the Employee Proprietary Information Agreement (the “Proprietary Information Agreement”) dated on or about February 27, 2005 and the terms and provisions of such agreement shall be deemed incorporated into this Agreement by reference thereto.

(b) Non-disparagement. For a period of five (5) years from the date of execution of this Agreement, the Executive shall not at any time make any statement or representation, written or oral, which the Executive knows or should know will, or which the Executive knows or should know is reasonably likely to, impair, bring into disrepute, or adversely affect in any way the reputation, good will, business, customer or supplier relationships, or public relations of the Company, any subsidiary, any affiliate, any successor, and/or any person or entity which the Executive knows or should know is one of the following: (i) a member of the Board or the board of directors of any subsidiary and/or any affiliate of the Company, (ii) an employee of the Company or any subsidiary and/or any affiliate of the Company, (iii) a person or entity who has or has had a legal or beneficial ownership interest in the Company or any subsidiary and/or any affiliate of the Company (an “Owner”), and/or (iv) an owner, employee, director, partner, representative of and/or adviser to any such Owner.

4. Announcement. The parties mutually agree that the content of any press release announcing the Executive’s resignation as Chief Executive Officer and President and the other matters covered by or referred to in this Agreement shall be substantially in the form as set forth in Exhibit B. Further, the parties agree that any announcement or other communication by the Executive with respect to the Executive’s tenure with the Company, resignation or termination of employment shall be disclosed to the Company prior to its issuance or publication and shall not be announced, issued or otherwise published until and unless the Company consents in writing to any such announcement and its content.

5. Standstill Restrictions. For a period of 24 months from the Resignation Date (the “Standstill Period”), except as specifically requested in writing by the Company, the Executive, singly or with any other person, directly or indirectly, shall not propose, enter into or agree to enter into, or encourage any other person to propose, enter into or agree to enter into (a) any form of business combination, acquisition or other transaction relating to the Company and/or any subsidiary or affiliate thereof or (b) any form of restructuring, recapitalization or similar transaction with respect to the Company. Furthermore, during the Standstill Period, except as specifically requested in writing by the Company and/or any subsidiary or affiliate thereof, the Executive shall not, singly or with any other person, directly or indirectly, (1) acquire, or offer, propose or agree to acquire, by tender offer, purchase or otherwise, any voting securities of the Company except through the exercise of options granted to the Executive by the

Company, (2) make, or in any way participate in, any solicitation of proxies or written consents with respect to voting securities of the Company (it being understood that the mere execution of a proxy for his own securities beneficially owned by the Executive shall not be treated as constituting participation in such a solicitation), (3) become a participant in any election contest with respect to the Company or a nominee to the Board or a member of the Board, (4) seek to influence any person with respect to the voting or disposition of any voting securities of the Company, (5) demand a copy of the Company’s list of stockholders or its other books and records, (6) participate in or encourage the formation of any partnership, syndicate or other group that owns or seeks or offers to acquire beneficial ownership of any voting securities of the Company or that seeks to affect control of the Company or for the purpose of circumventing any provision of this Agreement, (7) propose or support any director or slate of directors for nomination, appointment or election to the Board (it being understood that the mere execution of a proxy for his own securities beneficially owned by the Executive shall not be treated as constituting such support), (8) otherwise act to seek or to offer to control or influence, in any manner, the management, the Board or policies of the Company and/or any subsidiary or affiliate thereof, or (9) seek to amend or change this Section 5.

6. Non-Compete and Non-Solicitation.

(a) Non-Competition. For a period of 12 months from the Resignation Date (the “Restriction Period”), the Executive shall not, directly or indirectly, provide any services (whether as an employee, agent, consultant, advisor or independent contractor or in any other capacity, directly or indirectly) to any Competitor of the Company or any subsidiary or affiliate of the Company. For the purposes of this Agreement, a “Competitor” shall mean any corporation, partnership or other entity that (i) is doing business within or with respect to any geographic region in which the Company, any subsidiary or any affiliate of the Company does business and (ii) is engaged in a business or has one or more product or service lines competitive with the Company or any subsidiary or affiliate of the Company. Notwithstanding the foregoing, the Executive shall not be prohibited during the Restricted Period from being a passive investor where the Executive owns not more than five percent (5%) of the outstanding capital stock of any publicly-held company.

(b) Non-Solicitation. During the Restricted Period, the Executive shall not, directly or indirectly, request, advise or suggest nor shall the Executive, directly or indirectly, assist any other person or entity to request, advise, or suggest to any customer and/or vendor of the Company or any subsidiary or affiliate of the Company, that the customer and or vendor curtail, cancel or withdraw its business from the Company or any subsidiary or affiliate of the Company or that the customer and/or vendor not expand its relationship with the Company or any subsidiary or affiliate of the Company. The Executive shall not directly or indirectly solicit or accept the business of any customer or prospect of the Company or any subsidiary or affiliate of the Company with whom the Executive (i) had any contact during the Executive’s last twelve (12) months of employment with the Company, or (ii) had any access to the Company’s Confidential Information with respect to the customer or prospect during the last twelve (12) months of the Executive’s employment with the Company. The Executive shall not induce or solicit any employee, consultant or independent contractor of the Company or any subsidiary or affiliate of the Company to leave the employ or service of the Company or any subsidiary or affiliate of the Company and the Executive shall not induce, solicit, engage or hire any employee, consultant or independent contractor of the Company or any subsidiary or affiliate of the Company who was employed or engaged by the Company or any subsidiary or affiliate of the Company during the last twelve (12) months of the Executive’s employment with the Company

7. Scope of Agreement; Enforceability. Executive agrees that the restrictions contained in paragraphs 3, 4, 5, and 6 herein are reasonable as to time, scope of activity restricted, and geographical or customer restriction and that such are reasonably necessary to protect the legitimate business interests of the Company, including its Confidential Information and good will and that such restrictions will not impose any substantial hardship on Executive. Executive agrees that if he, or anyone on his behalf, challenges in any way the enforceability of such paragraphs, his outstanding stock options shall cease to be exercisable. Should any portion of paragraphs 3, 4, 5, or 6 for any reason be found unenforceable as a result of such challenge, Executive shall be obligated to return to the Company, within thirty (30) days of such finding, the value of any profits received by the Executive through exercise of such options. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, beneficiaries and/or legal representatives. This Agreement shall inure to the benefit of and be enforceable by the Company and its successors and assigns. If any term or provision of this Agreement, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

8. Material Inducements. The provisions of Sections 3, 4, 5 and 6 of this Agreement are material inducements to the Company entering into and performing this Agreement. In the event of any breach of the provisions of Sections 3, 4, 5 and/or 6 of this Agreement by the Executive, in addition to all other remedies at law or in equity possessed by the Company, the Company shall have the right to cancel any unexercised Options, with no further compensation due to the Executive, and/or to require that the Executive repay any of the profits received by the Executive through exercise of any Options. The Executive acknowledges and agrees that the Company will have no adequate remedy at law, and would be irreparably harmed, if the Executive breaches or threatens to breach any of the provisions of Sections 3, 4, 5 and/or 6 of this Agreement. The Executive further agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of Sections 3, 4, 5 and/or 6 of this Agreement, and to specific performance of each of the terms of such Sections in addition to any other legal or equitable remedies that the Company may have, without any requirement to post bond or other security. The Executive also agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Agreement, raise the defense that the Company has an adequate remedy at law.

9. Assistance. The Executive agrees to personally provide reasonable assistance and cooperation to the Company in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company, and the Company will reimburse the Executive for reasonable out-of-pocket costs incurred in rendering such assistance.

10. Amendments/Waiver. This Agreement may not be amended, waived or modified otherwise than by a written agreement executed by the parties to this Agreement or their respective successors and legal representatives. No waiver by any party to this Agreement of any breach of any term, provision or condition of this Agreement by the other party shall be deemed a waiver of a similar or dissimilar term, provision or condition at the same time, or any prior or subsequent time.

11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when received by hand-delivery to the other party, by facsimile transmission, by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive, at his residence address most recently filed with the Company

If to the Company:	John Harvey, Esq.
General Counsel
i2 Technologies, Inc.
11701 Luna Road
Dallas, Texas 75234
Facsimile No: (469) 357-6566

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

12. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas without reference to its choice of law provisions and shall be binding upon the parties and their respective heirs, executors, successors and assigns. Each party agrees that the state and federal courts of Texas shall have sole and exclusive jurisdiction over the parties hereto and the subject matter herein. Each party further agrees that the venue for any state or federal action shall be Dallas, Texas. Neither party to this Agreement shall contest such venue, jurisdiction or assert that Dallas, Texas is a forum non convenience in respect of any dispute. No dispute shall be submitted for arbitration without the express written consent of each party hereto.

13. Entire Agreement. This Agreement and the Proprietary Information Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede and terminate all prior agreements, promises, covenants, arrangements, communications, representations and warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter, including without limitation the Employment Agreement.

14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

15. Withholding. All payments and any option exercises hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.

16. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

17. Advice of Counsel. Executive is hereby advised to seek legal advice prior to executing this Agreement or the General Release attached as Exhibit A.

IN WITNESS WHEREOF, the Executive and the Company have caused this Agreement to be executed as of the date first above written.

/s/ Michael E. McGrath
Michael E. McGrath

i2 TECHNOLOGIES, INC.

By:	/s/ John Harvey
John Harvey
Vice-President and General Counsel

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